EXHIBIT A TO FORM SE
DREYFUS STRATEGIC GOVERNMENTS INCOME, INC.
SEMI-ANNUAL REPORT ON FORM N-SAR
NOVEMBER 31, 1999

RESPONSE TO SUB-ITEM 77C - Submission of matters to a vote of securities holders

 At the annual meeting of stockholders of the Fund held on June
                               11,
1999, the number of Fund shares outstanding and entitled to vote at the meeting was 14,960,617. A total of 12,533,991 shares were represented at the meeting in person or by proxy, constituting a majority of the Fund's outstanding voting shares (as of the record date).

     The stockholders were asked to consider two proposals, neither of which was approved.
     The first proposal was to convert the Fund from a closed-end investment company to an open-end investment company. The results of the vote were as follows:

     - Of the shares represented, 2,192,140 voted in favor of the above referenced proposal.

     - Of the shares represented, 4,849,434 shares voted against the above referenced proposal, and 475,596 shares abstained from voting.

     The second proposal was to consider a stockholder proposal to repurchase Fund shares. The results of the vote were as follows:

     - Of the shares represented, 2,035,814 voted in favor of the proposal.

     - Of the shares represented, 4,910,267 shares voted against the proposal, and 583,388 shares abstained from voting.

For a further description of the proposals, reference also is made to the
Fund's proxy statement which was filed with the U.S. Securities and Exchange Commission on April 21, 1999.